PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-285618

625,283 Shares of Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus (the “Selling Stockholders”), or other disposition from time to time of (a) up to 302,069 shares of the common stock, par value $0.001 per share (“Common Stock”), of GT Biopharma, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), issuable upon the exercise of Series A Inducement Warrants with a per share exercise price of $2.02 (the “Series A Inducement Warrants”) and up to 302,069 shares of Common Stock issuable upon the exercise of Series B Inducement Warrants with a per share exercise price of $2.02 (the “Series B Inducement Warrants” and together with the Series A Inducement Warrants, the “Inducement Warrants”), issued in a private placement to certain investors in connection with warrant exercise inducement offer letter agreements entered into on February 25, 2025 (the “Inducement Letters”) and (b) up to 21,145 shares of Common Stock issuable upon the exercise of Placement Agent Common Stock Purchase Warrants at a price of $2.8375 per share (the “Inducement Placement Agent Warrants,” and together with the Inducement Warrants, the “2025 Inducement Warrants”), issued pursuant to an engagement agreement, dated February 13, 2025, by and between us and H.C. Wainwright & Co., LLC (“HCW”).

We are not offering any shares of Common Stock for sale under this prospectus. We are registering the offer and resale of the shares of Common Stock to satisfy contractual obligations owed by us pursuant to the Inducement Letters and documents ancillary thereto.

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of the 2025 Inducement Warrants if the holders do not exercise the 2025 Inducement Warrants on a cashless basis. See “Use of Proceeds.”

The Selling Stockholders may sell all or a portion of the shares of Common Stock from time to time in market transactions through any market on which our shares of Common Stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

We are paying the cost of registering the shares of Common Stock pursuant to this prospectus as well as various related expenses. The Selling Stockholders are responsible for all broker or similar commissions related to the offer and sale of their shares.

Our Common Stock is presently listed on the Nasdaq Capital Market under the trading symbol “GTBP.” On March 13, 2025, the closing sale price for our Common Stock was $2.48 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained or incorporated by reference in this prospectus concerning factors you should consider before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2025.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC) using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to 625,283 shares of Common Stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock offered pursuant to this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any post-effective amendment or any prospectus supplement may contain or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.

Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be incorporated by reference in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” incorporated by reference in this prospectus, any post-effective amendment and any applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectuses are the property of their respective owners.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and “GT Biopharma” refer to GT Biopharma, Inc.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you or that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including our financial statements and related notes and especially the information under “Risk Factors” incorporated by reference herein from our most recent annual report on Form 10-K for the year ended December 31, 2024 and filed with the SEC. This prospectus contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth under “Risk Factors,” as well as other matters described in this prospectus and in our annual report. See “Forward-Looking Statements.”

Overview

We are a clinical stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology products based on our proprietary Tri-specific Killer Engager (TriKE®), and Tetra-specific Killer Engager (Dual Targeting TriKE®) fusion protein immune cell engager technology platforms. Our TriKE® and Dual Targeting TriKE® platforms generate proprietary therapeutics designed to harness and enhance the cancer killing abilities of a patient’s own natural killer cells, or NK cells. Once bound to an NK cell, our moieties are designed to activate the NK cell to direct it to one or more specifically targeted proteins expressed on a specific type of cancer cell or virus infected cell, resulting in the targeted cell’s death. TriKE®s can be designed to target any number of tumor antigens, including B7-H3, HER2, CD33 and PDL1, on hematologic malignancies or solid tumors and do not require patient-specific customization. We believe our TriKE® and Dual Targeting TriKE® platforms that activate endogenous NK cells are potentially safer than T-cell immunotherapy because there is less cytokine release syndrome (CRS) and fewer neurological complications. Our preclinical data suggests that this is explained by the TriKE® dependent CD16 directed IL-15 proliferation of NK cells but little effect on endogenous T cells.

We are using our TriKE® platform with the intent to bring to market immuno-oncology products that can treat a range of hematologic malignancies, solid tumors, and potentially autoimmune disorders. The platform is scalable, and we are implementing processes to produce investigational new drug (IND) ready moieties in a timely manner after a specific TriKE® conceptual design. Specific drug candidates can then be advanced into the clinic on our own or through potential collaborations with partnering companies. We believe our TriKE®s may have the ability, if approved for marketing, to be used as both monotherapy and in combination with other standard-of-care therapies.

Our initial work was conducted in collaboration with the Masonic Cancer Center at the University of Minnesota under a program led by Dr. Jeffrey Miller, Professor of Medicine, and the Interim Director at the Center. Dr. Miller, who also serves as our Consulting Senior Medical Director, is a recognized key opinion leader in the field of NK cell and IL-15 biology and their therapeutic potential. We have exclusive rights to the TriKE® platform and are generating additional intellectual property for specific moieties.

Recent Developments

Warrant Exercise Inducement

On February 25, 2025, we entered into warrant exercise inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of existing warrants to purchase shares of Common Stock (the “Existing Warrants”), pursuant to which the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 302,069 shares of Common Stock, in the aggregate, at a reduced exercise price of $2.27 per share (the “Reduced Exercise Price”), in exchange for our agreement to issue new Series A Inducement Warrants to purchase shares of Common Stock and Series B Inducement Warrants to purchase shares of Common Stock on the terms described below (the “Warrant Inducement Transaction”). The reduction of the exercise price of the Existing Warrants and the issuance of the Inducement Warrants was structured as an at-market transaction under the rules of The Nasdaq Stock Market, LLC (“Nasdaq”). The closing of the Warrant Inducement Transaction occurred on February 26, 2025, following the satisfaction of the closing conditions set forth in the Inducement Letters. We received aggregate gross proceeds of approximately $0.7 million from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees and offering expenses.

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In consideration for the immediate exercise of the Existing Warrants for cash at the Reduced Exercise Price, the Holders received one Series A Inducement Warrant and one Series B Inducement Warrant for each Existing Warrant exercised. The Inducement Warrants are exercisable for an aggregate of up to 604,138 shares of Common Stock (the “Inducement Warrant Shares”), at an exercise price of $2.02 per share. The Inducement Warrants will only be exercisable for cash, except in limited circumstances. A Holder may not exercise the Inducement Warrants if the Holder, together with its affiliates, would beneficially own more than a specified percentage of the outstanding Common Stock (4.99% or 9.99% as applicable), immediately after giving effect to such exercise, which may be increased or decreased at the Holders’ option (not to exceed 9.99%), effective after providing written notice to us.

The Series A Inducement Warrants, representing warrants to purchase up to 302,069 shares of Common Stock, are exercisable immediately and have a term of five years from the date of issuance. The Series B Inducement Warrants, representing warrants to purchase up to 302,069 shares of Common Stock, are exercisable immediately and have a term of eighteen months from the date of issuance.

In connection with the transactions contemplated in the Inducement Letters, we entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“HCW”) to act as exclusive placement agent in connection with the transactions contemplated by the Inducement Letters. Pursuant to the terms of the Engagement Letter, HCW received approximately $70,000 cash fee for its services, which includes reimbursement for certain expenses. Additionally, we issued to HCW, or its designees, Inducement Placement Agent Warrants to purchase up to 21,145 shares of Common Stock at an exercise price of $2.8375 per share that are exercisable immediately and have a term of five years from the date of issuance.

We also agreed to file a registration statement within thirty (30) calendar days from the execution time of the Inducement Letters to register the resale of the Inducement Warrant Shares underlying the Inducement Warrants, and to use commercially reasonable efforts to cause the such registration statement to become effective within 60 calendar days from the execution time of the Inducement Letters (or within 90 calendar days from the execution time of the Inducement Letters in case of “full review” of the Resale Registration Statement by the SEC). We also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letters) for one year following the closing of the transactions contemplated under the Inducement Letters.

Nasdaq Matters

On November 21, 2024, we received a letter (the “Notification Letter”) from the Nasdaq Listing Qualifications Staff (the “Staff”) notifying us that the amount of our stockholders’ equity had fallen below the $2,500,000 required minimum for continued listing set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”). Nasdaq’s determination was based upon our stockholders’ equity as reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2024. The Notification Letter also noted that we did not meet the alternatives of market value of listed securities or net income from continuing operations, and therefore, we no longer complied with Nasdaq’s Listing Rules.

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The Notification Letter indicated that we had 45 days (i.e., until January 6, 2025) to submit a plan to regain compliance with the Minimum Stockholders’ Equity Requirement, noting that if such plan is accepted, the Staff can grant us an extension of up to 180 days from the date of the Notification Letter to evidence compliance. In determining whether to accept our plan, the Staff will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, our past compliance history, the reasons for our current non-compliance, other corporate events that may occur within the review period, our overall financial condition and our public disclosures.

We submitted a plan of compliance to the Staff on December 31, 2024, outlining our plan to conduct periodic public and private securities offerings to regain compliance. The Staff has not, as yet, accepted our plan of compliance, and has requested additional information regarding our financing plans. We can provide no assurance that the Staff will accept our plan of compliance.

If the Staff does not accept our plan of compliance, or if the Staff accepts our plan but we do not regain compliance within the allotted compliance period, Nasdaq will provide notice that our Common Stock will be subject to delisting. If our Common Stock is delisted from Nasdaq, our ability to raise capital through public offerings of our securities and to finance our operations could be adversely affected. We also believe that delisting would likely result in decreased liquidity and/or increased volatility in our Common Stock and could harm our business and future prospects. In addition, we believe that, if our Common Stock is delisted, our stockholders would likely find it more difficult to obtain accurate quotations as to the price of our Common Stock and it may be more difficult for stockholders to buy or sell our Common Stock at competitive market prices, or at all.

Going Concern

We have evaluated the significance of the uncertainty regarding our financial condition in relation to our ability to meet our obligations, which has raised substantial doubt about our ability to continue as a going concern. While it is very difficult to estimate our future liquidity requirements we believe if we are unable to obtain additional financing, existing cash resources will not be sufficient to enable us to fund the anticipated level of our operations through one year from the date the financial statements included in our annual report on Form 10-K for the year ended December 31, 2024 were issued. There can be no assurances that we will be able to secure additional financing on acceptable terms. In the event that we do not secure additional financing, we will be forced to delay, reduce, or eliminate some or all of our discretionary spending, which could adversely affect our business prospects, ability to meet long-term liquidity needs and ability to continue operations.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited consolidated financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure and the inclusion of reduced disclosure about our executive compensation arrangements. As a smaller reporting company, we are also exempt from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

Effective as of July 1, 2024, we became a fully remote company. We do not maintain a principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, any stockholder communication required to be sent to our principal executive offices may be directed to 505 Montgomery Street, 10th Floor, San Francisco, CA 94111. Our telephone number is (415) 919-4040. We maintain a website at www.gtbiopharma.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus.

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THE OFFERING

Securities offered by Selling Stockholders:	625,283 shares of Common Stock, issuable upon the exercise of the 2025 Inducement Warrants.

Terms of the offering:	The Selling Stockholders will each determine when and how they will sell the shares of Common Stock offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds:	We will not receive any proceeds from the sale of Common Stock offered by the Selling Stockholders covered by this prospectus.

Risk Factors:	See the section under the heading “Risk Factors” in this prospectus and the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Common Stock.

Trading Market and Symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GTBP.”

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RISK FACTORS

Investment in the shares of Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference herein from our most recent annual report on Form 10-K, as well as any subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such Common Stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “ongoing”, “plans”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” as well as similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail in the risk factors incorporated by reference herein under the heading “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to reflect facts and circumstances after the date of this prospectus. Before deciding to purchase our securities, you should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus and the documents incorporated by reference also contain estimates and other information concerning our industry, including market size and customer satisfaction ratings, that we obtained from industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock offered by this prospectus and any accompanying prospectus supplement. All proceeds from the sale of shares of Common Stock will be for the respective accounts of the Selling Stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock offered by this prospectus and any accompanying prospectus supplement, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. Each Selling Stockholder will pay any discounts, commissions, and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals incurred by such Selling Stockholder in disposing of the shares of Common Stock covered by this prospectus.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

SELLING STOCKHOLDERS

The Selling Stockholders may offer and sell, from time to time, any or all of the shares covered by this prospectus. We are registering 625,283 shares of Common Stock that may be issued upon the exercise of the 2025 Inducement Warrants held by the Selling Stockholders. The 2025 Inducement Warrants were issued in connection with a private placement transaction entered into on February 25, 2025, in which we agreed to file this registration statement covering the resale of the shares of Common Stock issuable upon exercise of the 2025 Inducement Warrants.

The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock beneficially owned by the Selling Stockholders prior to and after completion of the offering contemplated by this prospectus, and the aggregate number of shares that may be offered by the Selling Stockholders pursuant to this prospectus. In calculating the percentages of shares of Common Stock beneficially owned by the Selling Stockholders, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of the 2025 Inducement Warrants and did not assume exercise of any other warrants. The percentage of shares owned prior to the offering is based on 2,536,397 shares of Common Stock outstanding as of February 28, 2025.

Under the terms of the 2025 Inducement Warrants, a Selling Stockholder may not exercise the 2025 Inducement Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or, at the election of the purchaser, 9.99%) of our then outstanding shares of Common Stock following such exercise. The numbers of shares set forth in the following table do not reflect this limitation or any similar limitation.

There is no assurance that the 2025 Inducement Warrants will be exercised. If the 2025 Inducement Warrants are exercised, the Selling Stockholders may sell some, all or none of the shares obtained thereby. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the shares. As a result, we cannot estimate the number of shares of Common Stock the Selling Stockholders will beneficially own after termination of sales under this prospectus. In addition, a Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares of Common Stock since the date on which they provided information for this table.

Information concerning the Selling Stockholders may change from time to time and, to the extent required, we will supplement this prospectus accordingly. We have prepared the following table and the related notes based on information filed with the SEC, supplied to us by the Selling Stockholders or estimated based on our internal records, which may not include shares held by a Selling Stockholders in “street name.”

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	Shares Beneficially Owned Prior to this Offering	Number of Shares Offered Hereby	Shares Beneficially Owned after this Offering (2)
Selling Stockholder	(1)	(1)	Number	Percentage
Bristol Investment Fund Ltd. (3)	475,000	380,000	95,000	3.26%
Intracoastal Capital LLC (4)	113,320	112,070	1,250	*
Boothbay Absolute Return Strategies LP (5)	94,137	62,758	31,379	1.21%
Boothbay Diversified Alpha Master Fund LP (6)	40,344	26,896	13,448	*
Kingsbrook Opportunities Master Fund LP (7)	33,621	22,414	11,207	*
Charles Worthman (8)	341	211	130	*
Craig Schwabe (8)	1,153	714	439	*
Michael Vasinkevich (8)	21,895	13,559	8,336	*
Noam Rubinstein (8)	8,904	6,661	2,243	*

* Represents beneficial ownership of less than one percent.

(1)	Includes shares of Common Stock issuable upon the full exercise of the 2025 Inducement Warrants, without giving effect to the beneficial ownership limitations set forth therein, which restrict the Selling Stockholder from exercising that portion of the 2025 Inducement Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the applicable beneficial ownership limitation.

(2)	Assumes the sale of all shares of Common Stock available for sale under this prospectus and no further acquisitions of shares by the Selling Stockholders.

(3)	Consists of (i) 95,000 shares of Common Stock and (ii) 380,000 shares of Common Stock issuable upon the exercise of the Inducement Warrants, the latter of which are subject to a beneficial ownership limitation that prohibits Bristol Investment Fund, Ltd. (“BIF”) from exercising any portion of the Inducement Warrants to the extent that, following such exercise, BIF would beneficially own greater than 9.99% of the outstanding shares of Common Stock. The address of record is 1090 Center Drive, Park City, Utah 84098. Paul Kessler, as manager of Bristol Capital Advisors, LLC, the investment advisor to BIF and Bristol Capital, LLC (“BC”), has voting and investment control over the securities held by BIF and BC. Mr. Kessler disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)	Consists of (i) 1,250 shares of Common Stock issuable upon the exercise of previously held warrants and (ii) 112,070 shares of Common Stock issuable upon the exercise of the Inducement Warrants, the latter of which are subject to a beneficial ownership limitation that prohibits Intracoastal Capital, LLC (“Intracoastal”) from exercising any portion of the Inducement Warrants to the extent that, following such exercise, Intracoastal would beneficially own greater than 4.99% of the outstanding shares of Common Stock. The address of record is 245 Palm Trail Delray Beach, FL, 33483. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

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(5)	Consists of (i) 31,379 shares of Common Stock and (ii) 62,758 shares of Common Stock issuable upon the exercise of the Inducement Warrants, the latter of which are subject to a beneficial ownership limitation that prohibits Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), from exercising any portion of the Inducement Warrants to the extent that, following such exercise, BBARS would beneficially own greater than 4.99% of the outstanding shares of Common Stock. The address of record is 689 Fifth Avenue, 12th Floor, New York, NY, 10022. BBARS is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by the BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(6)	Consists of (i) 13,448 shares of Common Stock and (ii) 26,896 shares of Common Stock issuable upon the exercise of the Inducement Warrants, the latter of which are subject to a beneficial ownership limitation that prohibits Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”), from exercising any portion of the Inducement Warrants to the extent that, following such exercise, BBDAMF would beneficially own greater than 4.99% of the outstanding shares of Common Stock. The address of record is 689 Fifth Avenue, 12th Floor, New York, NY, 10022. BBDAMF is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(7)	Consists of (i) 11,207 shares of Common Stock and (ii) 22,414 shares of Common Stock issuable upon the exercise of the Inducement Warrants, the latter of which are subject to a beneficial ownership limitation that prohibits Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) from exercising any portion of the Inducement Warrants to the extent that, following such exercise, Kingsbrook Opportunities would beneficially own greater than 4.99% of the outstanding shares of Common Stock. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address of Kingsbrook Partners is 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(8)	The Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of (i) shares of Common Stock issuable upon exercise of Inducement Placement Agent Warrants, which were received as compensation for our private placement, and (ii) shares of Common Stock issuable upon exercise of previously held warrants. The Selling Stockholder acquired the Inducement Placement Agent Warrants in the ordinary course of business and, at the time the Inducement Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

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Material Relationships with the Selling Stockholders

Below is a description of material relationships in the past three years between the Company, its predecessors or affiliates and the selling stockholders.

2024 Offerings

On May 21, 2024, we signed a purchase agreement (the “2024 Purchase Agreement”) with certain institutional investors identified on the signature pages thereto (the “Purchasers”) pursuant to which we issued and sold 740,000 shares of Common Stock in a registered direct offering at an offering price of $4.35 per share. In a concurrent private placement, we also issued and sold to the Purchasers warrants to purchase one share of Common Stock for each share of common stock purchased in the registered direct offering (the “2024 Common Warrants”). The 2024 Common Warrants have an exercise price equal to $4.35, are immediately exercisable and will expire on the date that is five years following the date of issuance. Each of the Holders participated in the registered direct offering and the concurrent private placement.

Warrant Exercise

On February 25, 2025, we entered into Inducement Letters with each of the Holders pursuant to which the Holders each agreed to exercise for cash their Existing Warrants (i.e., their 2024 Common Warrants) to purchase an aggregate of 302,069 shares of Common Stock, in the aggregate, at a reduced exercise price of $2.27 per share, in exchange for our agreement to issue the Inducement Warrants on the terms described above to purchase up to 604,138 shares of Common Stock. We received aggregate gross proceeds of approximately $0.7 million from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees and offering expenses.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon exercise of the 2025 Inducement Warrants to permit the resale of these shares of Common Stock by the holders of the 2025 Inducement Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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●	through block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	through an exchange distribution in accordance with the rules of the applicable exchange;
●	through privately negotiated transactions;
●	through settlement of short sales effected after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any such methods of sale; and
●	through any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the 2025 Inducement Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock. The summary is qualified in its entirety by reference to our certificate of incorporation, certificates of designation and our bylaws, each as amended and/or restated to date, copies of which are filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025.

Authorized Shares

Our authorized shares consist of 250,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, $0.001 par value per share. Our Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the Nasdaq under the trading symbol “GTBP.”

On February 2, 2024, the Company effectuated a reverse stock-split of its Common Stock at a ratio of 1-for-30. The Common Stock began trading on a reverse stock-split-adjusted basis on The Nasdaq Capital Market on February 5, 2024 under the existing trading symbol “GTBP.”

As a result of the reverse stock-split, every thirty (30) shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock will be entitled to receive their pro-rata portion of the net proceeds obtained from the aggregation and sale by the exchange agent of the fractional shares resulting from the reverse stock-split (reduced by any customary brokerage fees, commission and other expenses). The number of authorized shares of Common Stock remains unchanged at 250,000,000 shares.

All share and per share information herein have been adjusted, where applicable, to retroactively reflect the reverse stock-split.

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Common Stock

Holders of our Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our Common Stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors (“Board”) out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate and issue in the future. All outstanding shares of our Common Stock are fully paid and non-assessable. Except as described below in “Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law,” holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business, and a vote of the majority of the voting power represented at such meeting at which a quorum is generally required to take action under our certificate of incorporation and bylaws.

Preferred Stock

Our Board is authorized, without action by the stockholders, to designate and issue up to 15,000,000 shares of preferred stock in one or more series. In the past the Board designated series lettered A through K and issued shares in those series (other than Series K). As of the date of this prospectus, only preferred shares in the series designated C have shares issued and outstanding. Our Board can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

●	decreasing the market price of our Common Stock;
●	restricting dividends on our Common Stock;
●	diluting the voting power of our Common Stock;
●	impairing the liquidation rights of our Common Stock; or
●	delaying or preventing a change in control of us without further action by our stockholders.

Our Board will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

Series C Preferred Stock

For a discussion of the terms of our Series C Preferred Stock, see Note 6 to our audited financial statements, Stockholders’ Equity (Deficit), incorporated in this prospectus by reference.

Warrants

Series A Inducement Warrants for the purchase of up to 302,069 shares of Common Stock were issued pursuant to the Inducement Letters and entitle Holders thereof to purchase such shares of Common Stock at a price of $2.02 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance. Series B Inducement Warrants for the purchase of up to 302,069 shares of Common Stock were issued pursuant to the Inducement Letters and entitle Holders thereof to purchase such shares of Common Stock at a price of $2.02 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the 18-month anniversary of the date of issuance. In connection with the transactions contemplated under the Inducement Letters, we issued Inducement Placement Agent Warrants to purchase up to 21,145 shares of Common Stock at a price of $2.8375 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance.

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Common warrants for the purchase of up to 740,000 shares of Common Stock were issued pursuant to the 2024 Purchase Agreement in registered form and entitle the registered holder to purchase one share of our Common Stock at a price equal to $4.35 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance. Also pursuant to the 2024 Purchase Agreement, we had an additional number of outstanding placement agent warrants for the purchase of up to 88,800 shares of Common Stock at an exercise price of $5.4375. (the “2024 Placement Agent Warrants,” and together with the 2024 Common Warrants, the “2024 Warrants”).

Common warrants to purchase up to an aggregate of 216,667 shares of Common Stock (the “2023 Common Warrants”), pre-funded warrants to purchase up to 96,667 shares of Common Stock (the “Pre-Funded Warrants”), and placement agent warrants to purchase up to 13,000 of Common Stock (the “2023 Placement Agents Warrants,” and together with the 2023 Common Warrants and Pre-Funded Warrants, the “2023 Warrants”) were issued pursuant to a purchase agreement dated December 30, 2022 (the “2022 Purchase Agreement”). The 2023 Common Warrants have an exercise price equal to $30.00 per share, are exercisable commencing six months following issuance, and have a term of exercise equal to five years following the initial issuance date. The Pre-Funded Warrants had an exercise price of $0.003 per share, are immediately exercisable and could be exercised at any time after their original issuance until such Pre-Funded Warrants were exercised in full. The 2023 Placement Agents Warrants have an exercise price equal to $37.50 per share, are exercisable commencing six months following issuance, and have a term of exercise equal to five years following the initial issuance date. The shares sold pursuant to the 2022 Purchase Agreement and the accompanying 2023 Common Warrants were sold at an offering price of $30.00 per share and accompanying 2023 Common Warrant, and the Pre-Funded Warrants and 2023 Common Warrants were sold at an offering price of $29.997 per Pre-Funded Warrant and accompanying 2023 Common Warrant.

Holders of 2023 Warrants, 2024 Warrants and 2025 Inducement Warrants (together, the “Warrants”) may exercise such warrants on a “cashless” basis if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Warrant. In such event, the Holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. The Warrants may be exercised by delivery of a notice of exercise and the aggregate exercise price (assuming no cashless exercise has been elected if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Warrant) to us as specified in such Warrant. Holders of Warrants do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

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Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law

Certain provisions of Delaware law, our certificate of incorporation and our bylaws, as amended and/or restated to date, contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Certificate of Incorporation

Undesignated Preferred Stock. Our Board has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our Chairman, President or a majority of the entire Board, thus prohibiting a stockholder from calling a special meeting. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Board Vacancies Filled Only by Majority of Directors. Vacancies and newly created seats on our Board may be filled only by a majority of the directors then in office. Only our Board may determine the number of directors on our board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our Board makes it more difficult to change the composition of our Board, but these provisions promote a continuity of existing management.

No Cumulative Voting. The Delaware General Corporation Law (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting.

Directors Removed Only by Special Meeting of Stockholders. A director can be removed only by the affirmative vote of a majority of the votes of the issued and outstanding stock entitled to vote for the election of directors of our Company given at a special meeting of the stockholders called and held for this purpose.

Amendment of Charter Provisions. In order to amend certain of the above provisions in our certificate of incorporation and our bylaws, the Board is expressly authorized to adopt, alter or repeal the bylaws, subject to the rights of the stockholders entitled to vote. Stockholders can vote at any stockholder meeting and repeal, alter, or amend the bylaws by the affirmative vote of a majority of the stockholders entitled to vote in such meeting.

Delaware Anti-takeover Statute

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interest stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our market price. With approval of our stockholders, we could amend our certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

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The provisions of Delaware law and our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Computershare. The transfer agent’s address is 8742 Lucent Blvd., Suite 225, Highland Ranch, CO 80129, and its telephone number is (303) 262-0600.

Existing Trading Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GTBP.” The closing sale price of our Common Stock on the Nasdaq Capital Market on March 13, 2025, was $2.48 per share.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by Stubbs Alderton & Markiles, LLP, Sherman Oaks, California.

EXPERTS

The consolidated balance sheets of GT Biopharma, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit) and cash flows of GT Biopharma, Inc. for the years ended December 31, 2024 and 2023, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Weinberg and Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://www.gtbiopharma.com. The information contained in, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-39256):

●	our annual report on Form 10-K for our fiscal year ended December 31, 2024 (filed on February 21, 2025);

●	our current reports on Form 8-K, dated January 27, 2025 (filed on January 27, 2025), and dated February 25, 2025 (filed on February 26, 2025); and

●	the description of our Common Stock contained in our registration statement on Form 8-A, as filed with the SEC on February 8, 2021, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the documents that have been incorporated by reference into this prospectus, including exhibits to these documents. You should direct any requests for copies to:

GT Biopharma, Inc.
505 Montgomery Street, 10th Floor
San Francisco, CA 94111
Attn: Secretary
Telephone: (415) 919-4040

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625,283 Shares of Common Stock

PROSPECTUS

March 14, 2025